                                    UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.  20549


                                     SCHEDULE 13G
                                    (RULE 13d-102)


               INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
                TO RULES 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED
                                 PURSUANT TO 13d-2(b)

                                  (AMENDMENT NO. 1)



                             Coram Healthcare Corporation
--------------------------------------------------------------------------------
                                   (Name of Issuer)


                            Common Stock, $.001 par value
--------------------------------------------------------------------------------
                            (Title of Class of Securities)


                                      218103109
--------------------------------------------------------------------------------
                                    (CUSIP Number)


                                   August 25, 1998
--------------------------------------------------------------------------------
               (Date of Event which Required Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

/ /  Rule 13d-1(b)
/x/  Rule 13d-1(c)
/ /  Rule 13d-1(d)

-------------------------                              -------------------------
CUSIP NO. 218103109                                           PAGE 2 OF 18 PAGES
-------------------------                              -------------------------

                                     SCHEDULE 13G

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Foothill Capital Corporation
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a)  /x/
                                                                      (b)  / /

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     California
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                              - 0 -
                         -------------------------------------------------------
     NUMBER OF           6    SHARED VOTING POWER
      SHARES
    BENEFICIALLY              494,613(1) (See Items 2 and 4)
      OWNED BY           -------------------------------------------------------
        EACH             7    SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                  - 0 -
       WITH              -------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              494,613(1) (See Items 2 and 4)
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     494,613(1)
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  / /

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     1.0%(2)
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*
     CO
--------------------------------------------------------------------------------
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------
(1) These shares are issuable upon conversion of the Company's Series B Senior Subordinated Convertible Notes (the "Series B Notes") at a conversion price of $3.00 per share of Common Stock, subject to downward adjustment. The Series B Notes have a term of 10 years.

(2)  Assuming issuance of Common Stock upon conversion of the Series B Notes.

-------------------------                              -------------------------
CUSIP NO. 218103109                                           PAGE 3 OF 18 PAGES
-------------------------                              -------------------------

                                     SCHEDULE 13G

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     The Foothill Group, Inc.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a)  /x/
                                                                      (b)  / /


--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                              - 0 -
                         -------------------------------------------------------
     NUMBER OF           6    SHARED VOTING POWER
      SHARES
   BENEFICIALLY               5,495,707(1)   (See Items 2 and 4)
     OWNED BY            -------------------------------------------------------
      EACH               7    SOLE DISPOSITIVE POWER
    REPORTING
     PERSON                   - 0 -
      WITH               -------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              5,495,707(1)   (See Items 2 and 4)
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     5,495,707(1)        (See Items 2 and 4)
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  / /

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     10.11%(2)
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*
     CO
--------------------------------------------------------------------------------
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------
(1) These shares are issuable upon conversion of the Series B Notes at a conversion price of $3.00 per share of Common Stock, subject to downward adjustment.

(2)  Assuming issuance of Common Stock upon conversion of the Series B Notes.

-------------------------                              -------------------------
CUSIP NO. 218103109                                           PAGE 4 OF 18 PAGES
-------------------------                              -------------------------

                                     SCHEDULE 13G

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Foothill Partners II, L.P.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a)  /x/
                                                                      (b)  / /

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                              - 0 -
                         -------------------------------------------------------
     NUMBER OF           6    SHARED VOTING POWER
      SHARES
   BENEFICIALLY               5,001,094(1)   (See Items 2 and 4)
     OWNED BY            -------------------------------------------------------
      EACH               7    SOLE DISPOSITIVE POWER
    REPORTING
     PERSON                   - 0 -
      WITH               -------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              5,001,094(1)   (See Items 2 and 4)
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     5,001,094(1)        (See Items 2 and 4)
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  / /


--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     9.28%(2)
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*
     PN
--------------------------------------------------------------------------------
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------
(1) These shares are issuable upon conversion of the Series B Notes at a conversion price of $3.00 per share of Common Stock, subject to downward adjustment.

(2)  Assuming issuance of Common Stock upon conversion of the Series B Notes.

-------------------------                              -------------------------
CUSIP NO. 218103109                                           PAGE 5 OF 18 PAGES
-------------------------                              -------------------------


                                     SCHEDULE 13G
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     M. Edward Stearns
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a)  /x/
                                                                      (b)  / /

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     California
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                              - 0 -
                         -------------------------------------------------------
     NUMBER OF           6    SHARED VOTING POWER
      SHARES
   BENEFICIALLY               5,357,382(1)   (See Items 2 and 4)
     OWNED BY            -------------------------------------------------------
      EACH               7    SOLE DISPOSITIVE POWER
    REPORTING
     PERSON                   - 0 -
      WITH               -------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              5,357,382(1)   (See Items 2 and 4)
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     5,357,382(1)        (See Items 2 and 4)
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  / /


--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     9.88%(2)
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*
     IN
--------------------------------------------------------------------------------
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------
(1) 5,001,094 shares are issuable upon conversion of the Series B Notes at a conversion price of $3.00 per share of Common Stock, subject to downward adjustment. The additional 356,288 shares are issuable upon exercise of Common Stock Purchase Warrants at an exercise price of $0.01 per share of Common Stock (the "Warrants").

(2) Assuming issuance of Common Stock upon (a) conversion of the Series B Notes and (b) exercise of the Warrants.

-------------------------                              -------------------------
CUSIP NO. 218103109                                           PAGE 6 OF 18 PAGES
-------------------------                              -------------------------

                                     SCHEDULE 13G

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Karen S. Sandler
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a)  /x/
                                                                       (b)  / /

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     California
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                              - 0 -
                         -------------------------------------------------------
     NUMBER OF           6    SHARED VOTING POWER
      SHARES
   BENEFICIALLY               5,357,382(1)   (See Items 2 and 4)
     OWNED BY            -------------------------------------------------------
       EACH              7    SOLE DISPOSITIVE POWER
    REPORTING
      PERSON                  - 0 -
       WITH              -------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              5,357,382(1)   (See Items 2 and 4)
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     5,357,382(1)        (See Items 2 and 4)
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  / /


--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     9.88%(2)
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*
     IN
--------------------------------------------------------------------------------

                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------
(1) 5,001,094 shares are issuable upon conversion of the Series B Notes at a conversion price of $3.00 per share of Common Stock, subject to downward adjustment. The additional 356,288 shares are issuable upon exercise of the Warrants at an exercise price of $0.01 per share of Common Stock.

(2) Assuming issuance of Common Stock upon (a) conversion of the Series B Notes and (b) exercise of the Warrants.

-------------------------                              -------------------------
CUSIP NO. 218103109                                           PAGE 7 OF 18 PAGES
-------------------------                              -------------------------

                                     SCHEDULE 13G

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Dennis R. Ascher
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a)  /x/
                                                                      (b)  / /

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION


     California
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                              - 0 -
                         -------------------------------------------------------
     NUMBER OF           6    SHARED VOTING POWER
      SHARES
   BENEFICIALLY               5,357,382(1)  (See Items 2 and 4)
     OWNED BY            -------------------------------------------------------
       EACH              7    SOLE DISPOSITIVE POWER
    REPORTING
      PERSON                  - 0 -
       WITH              -------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              5,357,382(1)   (See Items 2 and 4)
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     5,357,382(1)        (See Items 2 and 4)
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  / /


--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     9.88%(2)
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*
     IN
--------------------------------------------------------------------------------

                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

________________________
(1) 5,001,094 shares are issuable upon conversion of the Series B Notes at a conversion price of $3.00 per share of Common Stock, subject to downward adjustment. The additional 356,288 shares are issuable upon exercise of the Warrants at an exercise price of $0.01 per share of Common Stock.

(2) Assuming issuance of Common Stock upon (a) conversion of the Series B Notes and (b) exercise of the Warrants.

-------------------------                              -------------------------
CUSIP NO. 218103109                                           PAGE 8 OF 18 PAGES
-------------------------                              -------------------------

                                     SCHEDULE 13G

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Peter E. Schwab
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a)  /x/
                                                                      (b)  / /

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     California
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                              - 0 -
                         -------------------------------------------------------
     NUMBER OF           6    SHARED VOTING POWER
      SHARES
    BENEFICIALLY              5,001,094(1)   (See Items 2 and 4)
     OWNED BY            -------------------------------------------------------
       EACH              7    SOLE DISPOSITIVE POWER
    REPORTING
      PERSON                  - 0 -
       WITH              -------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              5,001,094(1)   (See Items 2 and 4)
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     5,001,094(1)        (See Items 2 and 4)
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  / /


--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     9.28%(2)
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*
     IN
--------------------------------------------------------------------------------

                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------
(1) These shares are issuable upon conversion of the Series B Notes at a conversion price of $3.00 per share of Common Stock, subject to downward adjustment.

(2)  Assuming issuance of Common Stock upon conversion of the Series B Notes.

-------------------------                              -------------------------
CUSIP NO. 218103109                                           PAGE 9 OF 18 PAGES
-------------------------                              -------------------------

                                     SCHEDULE 13G

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     David C. Hilton
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a)  /x/
                                                                       (b)  / /

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     California
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                              - 0 -
                         -------------------------------------------------------
     NUMBER OF           6    SHARED VOTING POWER
      SHARES
   BENEFICIALLY               5,001,094(1)   (See Items 2 and 4)
     OWNED BY            -------------------------------------------------------
       EACH              7    SOLE DISPOSITIVE POWER
    REPORTING
      PERSON                  - 0 -
       WITH              -------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              5,001,094(1)   (See Items 2 and 4)
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     5,001,094(1)        (See Items 2 and 4)
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  / /


--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     9.28%(2)
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*
     IN
--------------------------------------------------------------------------------

                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------
(1) These shares are issuable upon conversion of the Series B Notes at a conversion price of $3.00 per share of Common Stock, subject to downward adjustment.

(2)  Assuming issuance of Common Stock upon conversion of the Series B Notes.

-------------------------                              -------------------------
CUSIP NO. 218103109                                          PAGE 10 OF 18 PAGES
-------------------------                              -------------------------

                                     SCHEDULE 13G

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Jeffrey T. Nikora
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a)  /x/
                                                                      (b)  / /

--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     California
--------------------------------------------------------------------------------
                              5    SOLE VOTING POWER

                                   - 0 -
                              --------------------------------------------------
     NUMBER OF                6    SHARED VOTING POWER
      SHARES
   BENEFICIALLY                    5,357,382(1)   (See Items 2 and 4)
     OWNED BY                 --------------------------------------------------
      EACH                    7    SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                        - 0 -
      WITH                    --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   5,357,382(1)   (See Items 2 and 4)
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     5,357,382(1)        (See Items 2 and 4)
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  / /


--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     9.88%(2)
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*
     IN
--------------------------------------------------------------------------------

                        *SEE INSTRUCTIONS BEFORE FILLING OUT!
------------------------
(1) 5,001,094 shares are issuable upon conversion of the Series B Notes at a conversion price of $3.00 per share of Common Stock, subject to downward adjustment. The additional 356,288 shares are issuable upon exercise of the Warrants at an exercise price of $0.01 per share of Common Stock.

(2) Assuming issuance of Common Stock upon (a) conversion of the Series B Notes and (b) exercise of the Warrants.

-------------------------                              -------------------------
CUSIP NO. 218103109                                          PAGE 11 OF 18 PAGES
-------------------------                              -------------------------

                                     SCHEDULE 13G

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     John F. Nickoll
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a)   /x/
                                                                      (b)   / /

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     California
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                              - 0 -
                         -------------------------------------------------------
     NUMBER OF           6    SHARED VOTING POWER
      SHARES
    BENEFICIALLY              5,357,382(1)   (See Items 2 and 4)
     OWNED BY            -------------------------------------------------------
      EACH               7    SOLE DISPOSITIVE POWER
    REPORTING
     PERSON                   - 0 -
      WITH               -------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              5,357,382(1)   (See Items 2 and 4)
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     5,357,382(1)        (See Items 2 and 4)
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  / /


--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     9.88%(2)
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*
     IN
--------------------------------------------------------------------------------

                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------
(1) 5,001,094 shares are issuable upon conversion of the Series B Notes at a conversion price of $3.00 per share of Common Stock, subject to downward adjustment. The additional 356,288 shares are issuable upon exercise of the Warrants at an exercise price of $0.01 per share of Common Stock.

(2) Assuming issuance of Common Stock upon (a) conversion of the Series B Notes and (b) exercise of the Warrants.

-------------------------                              -------------------------
CUSIP NO. 218103109                                          PAGE 12 OF 18 PAGES
-------------------------                              -------------------------

                                     SCHEDULE 13G

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON*
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Foothill Income Trust, L.P.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a)   /x/
                                                                      (b)   / /

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                              - 0 -

     NUMBER OF           6    SHARED VOTING POWER
      SHARES
    BENEFICIALLY              356,288(1)
     OWNED BY
       EACH              7    SOLE DISPOSITIVE POWER
    REPORTING
     PERSON                   - 0 -
      WITH
                         8    SHARED DISPOSITIVE POWER

                              356,288(1)
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     356,288(1)
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  / /


--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     0.72%(2)
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*
     PN
--------------------------------------------------------------------------------

                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------
(1) These shares are issuable upon exercise of the Warrants at an exercise price of $0.01 per share of Common Stock.

(2)  Assuming issuance of Common Stock upon exercise of the Warrants.

-------------------------                              -------------------------
CUSIP NO. 218103109                                          PAGE 13 OF 18 PAGES
-------------------------                              -------------------------

                                     SCHEDULE 13G
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     FIT GP, LLC
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a)  /x/
                                                                      (b)  / /

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                              - 0 -
                         -------------------------------------------------------
     NUMBER OF           6    SHARED VOTING POWER
      SHARES
   BENEFICIALLY               356,288(1)    (See Items 2 and 4)
     OWNED BY            -------------------------------------------------------
       EACH              7    SOLE DISPOSITIVE POWER
    REPORTING
      PERSON                  - 0 -
       WITH              -------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              356,288(1)  (See Items 2 and 4)
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     356,288(1)          (See Items 2 and 4)
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  / /


--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     0.72%(2)
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*
     OO
--------------------------------------------------------------------------------
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------
(1) These shares are issuable upon exercise of the Warrants at an exercise price of $0.01 per share of Common Stock.

(2)  Assuming issuance of Common Stock upon exercise of the Warrants.

-------------------------                              -------------------------
CUSIP NO. 218103109                                          PAGE 14 OF 18 PAGES
-------------------------                              -------------------------

ITEM 1.

                Coram Healthcare Corporation
                1125 Seventeenth Street, Suite 1500
                Denver, Colorado 80202

ITEM 2.

                This Amendment No. 1 to the Schedule 13G originally filed on July 10, 1998 is filed on behalf of The Foothill Group, Inc., a Delaware Corporation ("Group"), Foothill Capital Corporation, a California corporation ("Capital"), Foothill Partners II, L.P., a Delaware limited partnership ("Partners"), Foothill Income Trust, L.P., a Delaware limited partnership ("Foothill Trust"), FIT GP, LLC, a Delaware limited liability company ("FIT") and
                M. Edward Stearns, Karen S. Sandler, Dennis R. Ascher, Jeffrey
                T. Nikora, and John F. Nickoll (collectively, the "Managing Partners/Members") and Peter E. Schwab and David C. Hilton (the "Managing Partners"). (Group, Capital, Partners, Foothill Trust, FIT, the Managing Partners/Members and the Managing Partners are collectively referred to as the "Filing Persons").

                Group, the Managing Partners/Members and the Managing Partners are the general partners of Partners. Capital is a wholly-owned subsidiary of Group. FIT is the general partner of Foothill Trust and the Managing Partners/Members are the managing members of FIT.

                Under the definition of "beneficial owner" provided in Rule 13d-3 of the Exchange Act, a person may be deemed to beneficially own the shares of Common Stock of another entity if such person shares the voting and dispositive power with respect to shares of Common Stock held by such entity. Accordingly, (i) Group, the Managing Partners/Members and the Managing Partners may be deemed to beneficially own the shares of Common Stock held by Partners, as its general partners, (ii) the Managing Partners/Members may be deemed to beneficially own the shares of Common Stock held by Foothill Trust as the managing members of the general partner of Foothill Trust, (iii) FIT may be deemed to beneficially own the shares of Common Stock held by Foothill Trust, as its general partner, and (iv) Group may be deemed to beneficially own the shares held by Foothill Capital as its sole shareholder.

                (a)     The Foothill Group, Inc.
                        Foothill Capital Corporation
                        Foothill Partners II, L.P.
                        Foothill Income Trust, L.P.
                        FIT GP, LLC
                        M. Edward Stearns
                        Karen S. Sandler
                        Dennis R. Ascher
                        Peter E. Schwab
                        David C. Hilton
                        Jeffrey T. Nikora
                        John F. Nickoll
                (b)     11111 Santa Monica Boulevard, Suite 1500
                        Los Angeles, California 90025-3333
                (c)     United States
                (d)     Common Stock, $.001 par value
                (e)     218103109

ITEM 3.

                If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

                (a)     / /     Broker or dealer registered under Section 15 of
                                the Exchange Act.

-------------------------                              -------------------------
CUSIP NO. 218103109                                          PAGE 15 OF 18 PAGES
-------------------------                              -------------------------

                (b)     / /     Bank as defined in Section 3(a)(6) of the
                                Exchange Act.
                (c)     / /     Insurance company as defined in Section 3(a)(19)
                                of the Exchange Act.
                (d)     / /     Investment company registered under Section 8 of
                                the Investment Company Act.
                (e)     / /     An investment adviser in accordance with Rule
                                13d-1(b)(1)(ii)(E).
                (f)     / /     An employee benefit plan or endowment fund in
                                accordance with Rule 13d-1(b)(1)(ii)(F).
                (g)     / /     A parent holding company or control person in
                                accordance with Rule 13d-1(b)(1)(ii)(G).
                (h)     / /     A savings association as defined in Section 3(b)
                                of the Federal Deposit Insurance Act.
                (i)     / /     A church plan that is excluded from the
                                definition of an investment company under
                                Section 3(c)(14) of the Investment Company Act.
                (j)     / /     Group, in accordance with Rule
                                13d-1(b)(1)(ii)(J).
                If this statement is filed pursuant to Rule 13d-1(c), check this box /x/

ITEM 4.         OWNERSHIP

                The ownership of the Filing Persons is as follows:

                GROUP

                A.      Amount Beneficially owned:  5,495,707 (1)
                B.      Percent of class:  10.11%(2)
                C.      Number of shares as to which such person has:
                        1.      sole power to vote or to direct the vote:  -0-
                        2.      shared power to vote or to direct to vote:
                                5,495,707(1)
                        3.      sole power to vote or to direct to vote:  -0-
                        4. shared power to dispose or to direct the disposition of: 5,495,707(1)

                EACH OF THE MANAGING PARTNERS/MEMBERS

                A.      Amount Beneficially owned:  5,357,382 (3)(4)
                B.      Percent of class:  9.88%(2)(5)
                C.      Number of shares as to which such person has:
                        1.      sole power to vote or to direct the vote:  -0-
                        2.      shared power to vote a direct to vote:
                                5,357,382(3)(4)
                        3.      sole power to vote or to direct to vote:  -0-
                        4. shared power to dispose or to direct the disposition of: 5,357,38(3)(4)

-----------------------

(1) These shares are issuable upon conversion of the Company's Series B Notes at a conversion price of $3.00 per share of Common Stock, subject to downward adjustment.

(2)     Assuming issuance of Common Stock upon conversion of the Series B Notes.

(3) Includes 356,288 shares issuable upon exercise of the Warrants at an exercise price of $0.01 per share of Common Stock.

(4) Includes 5,001,094 shares issuable upon conversion of the Company's Series B Notes at a conversion price of $3.00 per share of Common Stock, subject to downward adjustment.

(5)     Assuming issuance of Common Stock upon conversion of the Warrant.

-------------------------                              -------------------------
CUSIP NO. 218103109                                          PAGE 16 OF 18 PAGES
-------------------------                              -------------------------


                PARTNERS AND EACH OF THE MANAGING PARTNERS

                A.      Amount Beneficially owned:  5,001,094(1)
                B.      Percent of class:  9.28%(2)
                C.      Number of shares as to which such person has:
                        1.      sole power to vote or to direct the vote:  -0-
                        2.      shared power to vote a direct to vote:
                                5,001,094(1)
                        3.      sole power to vote or to direct to vote:  -0-
                        4. shared power to dispose or to direct the disposition of: 5,001,094(1)

                CAPITAL

                A.      Amount Beneficially owned:  494,613(1)
                B.      Percent of class:  1.0%(2)
                C.      Number of shares as to which such person has:
                        1.      sole power to vote or to direct the vote: -0-
                        2.      shared power to vote a direct to vote:
                                494,613(1)
                        3.      sole power to vote or to direct to vote: -0-
                        4. shared power to dispose or to direct the disposition of: 494,613(1)

                FOOTHILL TRUST AND FIT

                A.      Amount Beneficially owned: 356,288(3)
                B.      Percent of Class:  0.72%(5)
                C.      Number of shares as to which such person has:
                        1.      sole power to vote or to direct the vote:  -0-
                        2.      shared power to vote or to direct the vote:
                                356,288(3)
                        3.      sole power to vote or to direct to vote:  -0-
                        4. shared power to dispose or to direct the disposition of: 356,288(3)

ITEM 5.         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following / /

ITEM 6.         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                Not Applicable

ITEM 8.         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                Not Applicable

ITEM 9.         NOTICE OF DISSOLUTION OF GROUP

                Not Applicable

-------------------------                              -------------------------
CUSIP NO. 218103109                                          PAGE 17 OF 18 PAGES
-------------------------                              -------------------------

ITEM 10.        CERTIFICATION

                By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are not held for the purpose or with the effect of changing or influencing the control of the issuer of the securities and were not acquired in connection with or as a participant in any transaction having that purpose or effect.

                                      SIGNATURE

                After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  September 3, 1998

                                FOOTHILL CAPITAL CORPORATION


                                By:       /s/  M.E. Stearns
                                        ----------------------------------------
                                        Name:  M.E. Stearns
                                        Title:  Vice President


                                THE FOOTHILL GROUP, INC.


                                By:       /s/  M.E. Stearns
                                        ----------------------------------------
                                        Name:  M.E. Stearns
                                        Title:  Vice President


                                FOOTHILL PARTNERS II, L.P.,
                                a Delaware limited partnership


                                By:     The Foothill Group, Inc.,
                                        General Partner


                                        By:       /s/  M.E. Stearns
                                                --------------------------------
                                                Name:  M.E. Stearns
                                                Title:  Vice President


                                FOOTHILL INCOME TRUST, L.P.,
                                a Delaware limited partnership


                                By:     FIT GP, LLC
                                        General Partner


                                        By:       /s/  M.E. Stearns
                                                --------------------------------
                                        Name:   M.E. Stearns
                                        Title:  Managing Member

-------------------------                              -------------------------
CUSIP NO. 218103109                                          PAGE 18 OF 18 PAGES
-------------------------                              -------------------------

                                MANAGING PARTNERS/MEMBERS


                                  /s/  M. Edward Stearns
                                ------------------------------------------------
                                M. Edward Stearns


                                  /s/  Karen S. Sandler
                                ------------------------------------------------
                                Karen S. Sandler


                                  /s/  Dennis R. Ascher
                                ------------------------------------------------
                                Dennis R. Ascher


                                  /s/  Jeffrey T. Nikora
                                ------------------------------------------------
                                Jeffrey T. Nikora


                                  /s/  John F. Nickoll
                                ------------------------------------------------
                                John F. Nickoll


                                MANAGING PARTNERS


                                  /s/  Peter E. Schwab
                                ------------------------------------------------
                                Peter E. Schwab


                                  /s/  David C. Hilton
                                ------------------------------------------------
                                David C. Hilton